EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL ANNOUNCES

FIRST QUARTER 2012 DIVIDEND PAYMENT AND
QUARTERLY DIVIDEND INCREASE FOR 2012

Wallingford, Connecticut. January 26, 2012.  Amphenol Corporation (NYSE-APH) confirmed today that its Board of Directors approved the first quarter 2012 dividend on its Common Stock in the amount of $.105 per share at its meeting held on January 25, 2012.  As previously announced, this represents an increase in the quarterly dividend rate from $.015 to $.105 per share, effective with the first quarter 2012 dividend payment.  The Company will pay this first quarter 2012 dividend on or about April 4, 2012 to shareholders of record as of March 14, 2012.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.